UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Citigroup Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Citigroup Inc.

388 Greenwich Street

New York, NY 10013

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, APRIL 30, 2024 AND ACCOMPANYING PROXY STATEMENT

This Supplement provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Citigroup Inc. (“Citi”) to be held on Tuesday, April 30, 2024.

On March 19, 2024, Citi commenced distributing to its stockholders a Notice of the 2024 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and 2024 Proxy Statement”) for the Annual Meeting. This Supplement, which describes a recent change in the stockholder proposals, should be read in conjunction with the Notice and 2024 Proxy Statement.

Withdrawal of Stockholder Proposal

The proponent of Proposal 7, Stockholder proposal requesting that the Board amend its Director Election Resignation By-Law (“Proposal 7”), has withdrawn their proposal; therefore, Proposal 7 will not be presented or voted upon at the Annual Meeting.

Voting Matters

If you have already submitted your vote, you do not need to take any action unless you wish to change your vote. Proxy cards and voter instruction forms already returned by stockholders and votes already submitted will remain valid and will be voted at the Annual Meeting unless revoked. Shares voted before the Annual Meeting will not be voted in respect of Proposal 7. If you have not yet returned your proxy card or voter instruction form, or voted over the Internet, by QR code, or by phone, please submit your vote, disregarding Proposal 7. Please see page 141 of Citi’s 2024 Proxy Statement for instructions relating to the various methods for voting for the 2024 Annual Meeting.

None of the other agenda items presented in the Notice and 2024 Proxy Statement are affected by this Supplement, and shares voted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the 2024 Proxy Statement.

March 22, 2024